Exhibit 99.1

Contact:

Sean Cassidy

Vice President and Chief Financial Officer

scassidy@curagen.com

(203) 871-4400

CuraGen Reports First Quarter 2009 Financial Results

BRANFORD, Conn., – April 23, 2009 – CuraGen Corporation (NASDAQ: CRGN), today reported its financial results for the first quarter of 2009.

During the three month period ended March 31, 2009, CuraGen utilized $4.1 million of cash and investments for operations and repurchased $4.8 million of debt for $3.8 million and ended the first quarter with $80 million of cash and investments. As of March 31, 2009, CuraGen had $14 million of outstanding 4% convertible subordinated notes due February 2011. For the quarter ended March 31, 2009, CuraGen reported total operating expenses of $3.6 million, compared to total operating expenses of $7.1 million during the same period in 2008. CuraGen expects to use $3 to $4 million of cash and investments in the second quarter of 2009 to fund operations, consistent with previous guidance, and also expects to end the second quarter of 2009 with between $76 and $77 million of cash and investments.

“We currently have $80 million of cash and investments on hand and an attractive Phase II development asset that continues to show promising activity in metastatic melanoma and early activity in breast cancer. Abstracts on these studies have been accepted for presentation at the Annual Meeting of the American Society of Clinical Oncology in Orlando, FL (May 29 to June 2, 2009), where we expect to report final results of our Phase II melanoma trial and initial results of our breast cancer trial,” commented Dr. Timothy M. Shannon, President and Chief Executive Officer.

As previously announced on February 18, 2009, the Company’s Board of Directors is in the process of evaluating strategic alternatives. While the process is underway, the Company does not intend to or expect to disclose any developments regarding the process until, if ever, a definitive agreement is entered into or the Board decides to terminate the process.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to CuraGen’s revenue, expenses, depreciation, amortization, asset impairment charges, losses, income, future cash and investment positions and cash burn rate, the timing and expected results of our clinical programs, and the development and marketability of planned drugs, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in CuraGen’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
	(unaudited)
Collaboration revenue	$—	$22

Operating expenses:
Research and development	1,682	5,371
General and administrative	1,906	1,715

Total operating expenses	3,588	7,086

Loss from operations	(3,588)	(7,064)
Interest income	454	1,074
Interest expense	(175)	(797)
Realized gain (loss) on sale of available-for-sale investments, net	84	(4)
Gain on extinguishment of debt	962	—

Loss before income tax benefit	(2,263)	(6,791)
Income tax benefit	726	18

Net loss	$(1,537)	$(6,773)

Basic net loss per share	$(0.03)	$(0.12)

Weighted average number of shares used in computing basic net loss per share	56,967	56,520

SELECTED BALANCE SHEET INFORMATION

	March 31, 2009	December 31, 2008
	(unaudited)
Cash and investments	$79,792	$87,664

Working capital	$78,153	84,044

Total assets	$80,568	88,546

4% Convertible subordinated notes due 2011	$14,142	18,967

Total long-term liabilities	$14,142	18,967

Accumulated deficit	$464,330	462,793

Stockholders’ equity	$64,309	65,465